Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of FiEE, Inc. and its subsidiaries (the “Company”) of our report dated March 20, 2026, with respect to our audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2025, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025. Our report contained a paragraph of “Critical Audit Matters” relating to the Company’s valuation of acquired technology-related intangible assets and an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

Irvine, California

May 29, 2026